UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2013

Farmer Bros. Co.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34249	95-0725980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20333 South Normandie Avenue, Torrance, California
(Address of Principal Executive Offices)

90502
(Zip Code)

(310) 787-5200
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)    On March 18, 2013, Farmer Bros. Co. (the “Company”) entered into Amendment No. 2 to Amended and Restated Loan and Security Agreement ( “Amendment No. 2”), which amends the Company’s existing Amended and Restated Loan and Security Agreement, dated September 12, 2011, as previously amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement, effective January 9, 2012 (the “Loan Agreement”), among the Company and Coffee Bean International, Inc., as Borrowers, certain of the Company’s other subsidiaries, as Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association ("Wells Fargo"), as agent for the Lenders. Amendment No. 2 amended the definition of “Maximum Credit” available under the Company’s senior secured revolving credit facility to $75.0 million from $85.0 million. Pursuant to Amendment No. 2, the commitment provided by Wells Fargo under the Loan Agreement was amended to $53.0 million from $60.0 million, and the commitment provided by JPMorgan Chase Bank, N.A. under the Loan Agreement was amended to $22.0 million from $25.0 million. The foregoing summary is qualified in its entirety by the complete text of Amendment No. 2, a copy of which is filed herewith as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Wells Fargo and its affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking and transfer agent services, for which they have received, and will receive, customary fees and expenses.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1
Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of March 18, 2013, by and among Farmer Bros. Co. and Coffee Bean International, Inc., as Borrowers, Coffee Bean Holding Co., Inc. and FBC Finance Company, as Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association, as Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 20, 2013

FARMER BROS. CO.

By:	/s/ JEFFREY A. WAHBA
Jeffrey A. Wahba
Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of March 18, 2013, by and among Farmer Bros. Co. and Coffee Bean International, Inc., as Borrowers, Coffee Bean Holding Co., Inc. and FBC Finance Company, as Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association, as Agent